Qnity Electronics, Inc.
October 31, 2025

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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October 31, 2025

Qnity Electronics, Inc.
974 Centre Road, Building 735
Wilmington, Delaware 19805
Re: Qnity Electronics, Inc.
Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special United States counsel to Qnity Electronics, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (together with the exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the registration of 17,115,502 shares (the “Shares”) of common stock (the “Common Stock”), par value $0.01 per share, of the Company available for future issuance under the Qnity Electronics, Inc. Equity and Incentive Plan and the Qnity Electronics, Inc. Stock Accumulation and Deferred Compensation Plan for Directors (collectively, the “Plans”).
This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”).
In rendering the opinion stated herein, we have examined and relied upon the following:
(a)the Registration Statement in the form to be filed with the Commission on the date hereof;
(b)the Plans;
(c)an executed copy of a certificate of Lauren Luptak, Vice President and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

Qnity Electronics, Inc.
October 31, 2025

(d)a copy of the Company’s Certificate of Incorporation, in effect on October 15, 2025, and certified pursuant to the Secretary’s Certificate;
(e)a copy of the Company’s Bylaws, in effect on October 15, 2025, and certified pursuant to the Secretary’s Certificate;
(f)a copy of the Company’s Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on October 31, 2025, to be in effect at 12:00 a.m. November 1, 2025 (the “Certificate of Incorporation”), filed as Exhibit 4.1 to the Registration Statement and certified pursuant to the Secretary’s Certificate;
(g)a copy of the Company’s Amended and Restated Bylaws, filed as Exhibit 4.3 to the Registration Statement, to be in effect at 12:00 a.m. November 1, 2025 (the “Bylaws”) and certified pursuant to the Secretary’s Certificate; and
(h)a copy of certain resolutions of the Board of Directors of the Company relating to the approval of the Plans, the filing of the Registration Statement and certain related matters, and certified pursuant to the Secretary’s Certificate.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.
In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Certificate of Incorporation and the Secretary’s Certificate.
In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing Shares credited to an eligible individual’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of Shares will be properly recorded in the books and records of the Company, (iii) each award agreement under which stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards or cash-based awards granted pursuant to the Plans will be consistent with the Plans and will be duly authorized, executed and delivered by the parties thereto, (iv) the issuance of the Shares does not and will not violate or conflict with any agreement or instrument binding on the Company (except that we do not and will not make this assumption with respect to the Certificate of Incorporation and the Bylaws, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such instruments), (v) the Company will continue to have sufficient authorized shares of Common Stock and (vi) the Company’s authorized capital stock is as set forth in the Certificate of Incorporation, and we

Qnity Electronics, Inc.
October 31, 2025

have relied solely on the copy filed with the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.
We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are issued to the participants in the Plans in accordance with the terms and conditions of the Plans and applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.
Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP
RJD